Exhibit 99.1

Cincinnati Bell Inc.	Press Release

Media Contact:
Jill Cobb
513.378.5788
jcobb@hsr.com
Cincinnati Bell Completes Transaction with Cingular
Cincinnati Bell Wireless Now a Wholly Owned Subsidiary of Cincinnati Bell Inc.
     CINCINNATI — Feb. 17, 2006 — Cincinnati Bell Inc. (NYSE: CBB) announced today that it has concluded the purchase of a 20 percent interest in Cincinnati Bell Wireless that had previously been owned by Cingular Wireless. As a result, Cincinnati Bell now owns 100 percent of Cincinnati Bell Wireless, which provides wireless services in Greater Cincinnati and Dayton, Ohio.
     As previously disclosed, the purchase price was $83 million and the transaction follows Cingular’s exercise of a put right it had under the wireless entity’s operating agreement.
     Cincinnati Bell Wireless customers will continue to receive the same high-quality service and will not be impacted by the transaction.
     Launched in 1998, Cincinnati Bell Wireless serves nearly 500,000 subscribers and operates the best wireless network in Cincinnati and Dayton according to the results of an independent third-party study conducted in July 2005.
About Cincinnati Bell Inc.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit www.cincinnatibell.com.
###